Exhibit 10.8

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

     THIS AGREEMENT, made and entered into as of the 1st of June, 2002 by and between First Federal Savings Bank, Sixth and Dormer Streets, Monessen, PA, its successors and assigns (hereinafter called the “Bank”), and Richard B. Boyer, Key Employee and Executive of the Bank (hereinafter referred to as the “Executive”).

     WHEREAS, as an employee of the Bank it is the consensus of the Board of the Bank (hereinafter referred to as the “Board”) that the Executive’s services are of exceptional merit, in excess of the compensation paid, and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Executive’s continued services so essential to the Bank’s future growth and profits, that the Bank would suffer severe financial loss should the Executive terminate service.

     ACCORDINGLY, the Board has adopted the Executive Supplemental Retirement Plan (hereinafter referred to as the “Executive Plan”) and it is the desire of the Bank and the Executive to enter into this agreement under which the Bank will agree to make certain payments to the Executive upon the Executive’s retirement and to the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to the Executive Plan;

     FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

     NOW THEREFORE,in consideration of services the Executive has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Executive agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of the Plan shall be the date as set forth hereinabove.

B.	Plan Year:

Any Reference to the Plan Year shall mean a calendar–year from January 1 to December 31. In the year of implementation, the term the “Plan Year” shall mean the period from the Effective Date to December 31 of the year of the Effective Date.

C.	The Benefit Calculation Date:

The Benefit Calculation Date is December 31 of each calendar year beginning in the year in which the Executive attains age 55.

D.	The Benefit Payment Date:

The Benefit Payment Date is the last business day of January following the Benefit Calculation Date as set forth herein.

E.	Termination of Service:

Termination of Service shall mean the Executive’s voluntary resignation of service, other than a Just Cause Termination, or the Bank’s discharge of the Executive without Cause, prior to the Normal Retirement Age.

F.	Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Executive. Prior to the Executive’s Normal Retirement Age or prior to the Executive receiving benefits under this Agreement, such liability reserve account shall be increased or decreased each year by an amount equal to the annual earnings or loss for the year determined by the Index, less the Opportunity Cost for that year. The projected Pre-Retirement Account is reflected as the Index Liability Balance on the Participant Plan Summary attached hereto.

G.	Index Retirement Benefit:

The Index Retirement Benefit for the Executive for any year shall be equal to the excess of the annual earnings (if any) determined by the Index for that year over the Opportunity Cost for that year.

H.	Index:

The Index for any year shall be the aggregate annual after-tax income from the life insurance contracts described hereinafter as defined by FASB Technical Bulletin 85-4 as in effect on the date of this Agreement or as modified if such modification is to the benefit of the Executive. This Index shall be applied as if such insurance contracts were purchased on the effective date hereof

Insurance Company:	Union Central Life
Policy Form:	Flexible Premium Adjustable Life Ins.
Policy Name:	BOLL UL
Insured’s Age and Sex:	44 Male
Riders:	None
Ratings:	Standard Tobacco
Option:	Death Benefit Option A
Face Amount:	$3,174,558
Premiums Paid:	$500,000
Number of Premiums Remaining:	Four at $175,000, due 12/02, 12/03, 12/04 or 12/05
Assumed Purchase Date:	5/29/02
Insurance Company:	Massachusetts Mutual Life Insurance Company

Policy Form:	Flexible Premium Adjustable Life Ins.
Policy Name:	Strategic Life Exec.
Insured’s Age and Sex:	44 Male
Riders:	None
Ratings:	Standard Tobacco
Option:	Death Benefit Option 1
Face Amount:	$984,750
Premiums Paid:	$325,000
Number of Premiums Remaining:	None
Assumed Purchase Date:	5/29/02

If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were purchased shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed. then the Bank shall receive annual policy illustrations that assume the above described policies were purchased from the above-named insurance company(ies) on the effective date from which the increase in policy value will be used to calculate the amount of the Index.

In either case, references to the life insurance contract are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Executive and his beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured general creditor of the Bank.

I.	Just Cause Termination:

Just Cause Termination shall mean a termination by Executive of his employment with the Bank’s affiliate, Exchange Underwriters, Inc. (“EUI”), which becomes effective within six (6) months following any material change in the terms and conditions of Executive’s employment imposed by EUI (including, without limitation, changes in compensation, duties and responsibilities, or work location) and not consented to in writing by Executive.

J.	Opportunity Cost:

The Opportunity Cost for any year shall be calculated by taking the sum of the amount of premiums set forth in the Indexed policies described above plus the amount of any after-tax benefits paid to the Executive pursuant to this Agreement plus the sum of all previous years after-tax Opportunity Cost, and multiplying that sum by the Bank’s average annualized after-tax costs of funds as calculated using the Bank’s third quarter Thrift Financial Report or any successor regulatory financial report for the Plan Year as filed with the Bank’s primary regulatory agency.

K.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age 55.

L.	Adequately Capitalized:

Adequately Capitalized shall mean that the Bank meets the minimum leverage ratio requirement applicable to the Bank under the Federal Deposit Insurance Act, 12 U.S.C. § 1811 et seq., and regulations promulgated pursuant thereto, as presently defined in
12 CFR §567.8.

II.	INDEX BENEFITS

A.	Retirement Benefit: or Benefits Upon a Just Cause Termination:

1.	Subject to Paragraph VII, if (i) Executive remains with the Bank until the Normal Retirement Age, or (ii) terminates due to a Just Cause Termination, then. in either such event, Executive shall be entitled to receive the balance in the Pre-Retirement Account as of his Normal Retirement Age in fifteen (15) equal annual installments commencing at his Benefit Payment Date. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the Benefit Payment Date, and including the remaining portion of the Plan Year following Benefit Payment Date, if any, shall be paid to the Executive until the Executive’s death.

B.	Employee Voluntary Termination of Service:

If the Executive terminates employment voluntarily with EUI prior to attaining his Normal Retirement Age (other than pursuant to a Just Cause Termination), he shall receive an annual benefit according to the following schedule:

Years of Employment with
EUI from the Date of this Agreement	Percentage
Less than one year	0%
At least one year, but less than two years-	20%
At least two years, but less than three years	40%
At least three years, but less than four years	60%
At least four years, but less than five years	80%
Five years or more	100%

C.	Bank Termination of Service Other than For Cause:

Should the Executive suffer a termination of service other than for Cause, the Executive shall be entitled to receive the balance in the Pre-Retirement Account as of his Normal Retirement Age payable to the Executive in fifteen (15) equal annual installments commencing at his Benefit Payment Date. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year shall be paid to the Executive until the Executive’s death.

D.	Bank Termination of Service For Cause:

Should the Executive be discharged for Cause, as it relates to this Agreement, at any time, all Benefits under this Agreement shall be forfeited. The term for Cause, as it relates to this Agreement, shall mean willful gross negligence or willful gross neglect or the conviction of a felony, fraud, or dishonesty involving the Bank and further resulting in an adverse effect on the Bank. If a dispute arises as to discharge for Cause, such dispute shall be resolved by arbitration as set forth in this Agreement.

E.	Death:

Should the Executive die prior to having received the balance of the Pre_Retirement Account, the entire unpaid balance of the Executive’s Pre-Retirement Account shall be paid in a lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective designation of beneficiary(ies), the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

F.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

III.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, his beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supply such additional information necessary to obtain such insurance or annuities.

IV.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not sell or assign all or substantially all of its assets to any other person until and unless such person agrees, in writing, to assume and discharge the duties and obligation of the Bank hereunder. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs, personal representatives, and permitted assigns.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.	Gender:

Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Headings:

Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

F.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

G.	12U.S.C. § 1828(k):

Any payments made to the Executive pursuant to this Executive Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

H.	Partial Invalidity:

If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable. and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

I.	Employment:

No provision of this Executive Plan shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Bank to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever the Executive’s employment at any time.

V.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The Named Fiduciary and Plan Administrator of this Executive Plan shall be First Federal Savings Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review, they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion. the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

VI.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank and the Executive both reserve the right to terminate or modify this Agreement accordingly by mutual agreement of the parties herein.

VII.	EARLY PAY-OUT

If at any time on or before the twentieth (20`h) anniversary of the date of this Agreement, the Bank ceases to be Adequately Capitalized, the Bank shall immediately pay to Executive the present value of all of the first twenty (20) annual payments then remaining to be made to Executive hereunder, the amount of each such payment being determined in accordance with Participant Plan Summary attached hereto. Such present value shall be calculated at a discount rate equal to the weekly average yield on United States Treasury securities, adjusted to a constant maturity of one (1) year, as made available by the Federal Reserve Bank as of the immediately preceding September 30th, plus one hundred twenty (120) basis points. Upon such payment, this Agreement and the payment obligations of the Bank hereunder shall thereupon be deemed fully satisfied and terminated. Should the Bank cease to be Adequately Capitalized after the twentieth (20`h) anniversary of the date of this Agreement, then any remaining payments to be made to Executive shall be made in accordance with the original schedule for such payments set forth herein.

     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this agreement and executed the original thereof and that, upon execution, each has received a conforming copy.

ATTEST/WITNESS	FIRST FEDERAL SAVINGS BANK
Monessen, PA

Illegible	By:	/s/ Peter D. Griffith
		Name:	Peter D. Griffith
		Title:	President

EMPLOYEE:
/s/ Marilyn Faysor		/s/ Richard B. Boyer
Richard B. Boyer

BENEFICIARY DESIGNATION FORM

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Executive Supplemental Retirement Plan Executive Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no primary beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Date